Exhibit 16.1

April 4, 2024

Securities and Exchange Commission

199 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of the Form 8-K for the event that occurred on April 1, 2024, to be filed by our former client, Atlanticus Holdings Corporation. We agree with the statements made in the response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ BDO USA, P.C.

BDO USA, P.C.